Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (333-65900) of Caleres, Inc. of our report dated June 25, 2026, relating to the financial statements and supplemental schedules of Caleres, Inc. 401(k) Savings Plan which appear in this Form 11-K for the year ended December 31, 2025.

/s/ BDO USA, P.C.

Troy, Michigan

June 25, 2026